Exhibit 5.2

[LETTERHEAD OF BLANK ROME LLP]

July 24, 2003

Xerox Corporation

800 Long Ridge Road

Stamford, CT 06904

Re:	Xerox Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Pennsylvania counsel to Xerox Corporation, a New York corporation (“Company”), with respect to its wholly owned subsidiary Intelligent Electronics, Inc., a Pennsylvania corporation (“IEI”), in connection with the public offering by the Company of $600,000,000 aggregate principal amount of the Company’s 9 ¾% Senior Notes due 2009 (the “Dollar Exchange Notes”) and €225,000,000 aggregate principal amount of the Company’s 9 ¾% Senior Notes due 2009 (the “Euro Exchange Notes” and, together with the Dollar Exchange Notes, the “Exchange Notes”), which are unconditionally guaranteed on a senior basis by Xerox International Joint Marketing, Inc., a Delaware corporation (the “Delaware Guarantor”) and IEI (IEI together with the Delaware Guarantor, the “Guarantors”), each of which is a wholly-owned subsidiary of the Company.

The Dollar Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for like principal amounts of the Company’s issued and outstanding $600,000,000 aggregate principal amount of 9 ¾% Senior Notes due 2009 (the “Original Dollar Notes”) under an Indenture, dated as of January 17, 2002, between the Company and Wells Fargo Bank Minnesota, National Association, as trustee (the “Dollar Notes Trustee”), as supplemented by the First Supplemental Indenture, dated as of June 21, 2002, among the Company, the guarantors named therein and the Dollar Notes Trustee (the “First Supplemental Dollar Indenture”), the Second Supplemental Indenture, dated as of July 30, 2002, among the Company, the guarantors named therein and the Dollar Notes Trustee (the “Second Supplemental Dollar Indenture”), and the Third Supplemental Indenture, dated as of June 25, 2003, among the Company, the guarantors named therein and the Dollar Notes Trustee (the “Third Supplemental Dollar Indenture” and, collectively with the First Supplemental Dollar Indenture and the Second Supplemental Dollar Indenture, and as supplemented, the “Dollar Indenture”), as contemplated by the Registration Rights Agreement, dated as of January 17, 2002 (the “Dollar Registration Rights Agreement”), by and among the Company and the initial purchasers named therein.

The Euro Exchange Notes are to be issued pursuant to the Exchange Offer in exchange for like principal amounts of the Company’s issued and outstanding €225,000,000 aggregate

Xerox Corporation

July 24, 2003

principal amount of 9 ¾% Senior Notes due 2009 (the “Original Euro Notes” and, together with the Original Dollar Notes, the “Original Notes”) under an Indenture, dated as of January 17, 2002, between the Company and Wells Fargo Bank Minnesota, National Association, as trustee (the “Euro Notes Trustee” and, together with the Dollar Notes Trustee, the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of June 21, 2002, among the Company, the guarantors named therein and the Euro Notes Trustee (the “First Supplemental Euro Indenture”, and together with the First Supplemental Dollar Indenture, the “First Supplemental Indentures”), the Second Supplemental Indenture, dated as of July 30, 2002, among the Company, the guarantors named therein and the Euro Notes Trustee (the “Second Supplemental Euro Indenture” and together with Second Supplemental Dollar Indenture, the “Second Supplemental Indentures”) and the Third Supplemental Indenture, dated as of June 25, 2003, among the Company, the guarantors named therein and the Euro Notes Trustee (the “Third Supplemental Euro Indenture” and, together with the Third Supplemental Dollar Indenture, the “Third Supplemental Indentures” and, collectively with the First Supplemental Euro Indenture and the Second Supplemental Euro Indenture, and as supplemented, the “Euro Indenture” and, together with the Dollar Indenture, the “Indentures”), as contemplated by the Registration Rights Agreement, dated as of January 17, 2002 (the “Euro Registration Rights Agreement” and, together with the Dollar Registration Rights Agreement, the “Registration Rights Agreements”), by and among the Company and the initial purchasers named therein. Section 2 of each Third Supplemental Indenture provides for the guarantee by IEI of obligations of the Company under the Indentures and the Exchange Notes as set forth therein (the “IEI Guaranty”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

Although as special counsel to the Company, we have advised it in connection with certain matters referred to us by it, our services to the Company are limited to specific matters so referred. Consequently, we do not have knowledge of other transactions or matters in which the Company is engaged or its day-to-day business or other activities.

In rendering the opinion set forth herein, we have examined and relied on originals or copies of the documents listed in Exhibit A attached hereto (the “Transaction Documents”) and such other instruments, documents and certificates, including certificates of public officials and officers of IEI, as we have deemed necessary or appropriate. In rendering the opinion expressed below, we have assumed that: (a) all the Transaction Documents and other documents referred to in this opinion letter have been or will be duly executed, delivered and authenticated by (except to the extent set forth below as to IEI) and constitute legal, valid, binding and enforceable obligations of all of the parties to such documents, (b) all of the signatories to such documents (except to the extent set forth below as to IEI) have been or will be duly authorized, and (c) all the parties to such documents (except to the extent set forth below as to IEI) have been duly organized and are validly existing and have the power and authority (corporate and otherwise) to execute and perform such documents.

In addition, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to

Xerox Corporation

July 24, 2003

original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. We have not made any independent investigation in providing this opinion letter other than the document examination described above.

Based upon and subject to the assumptions, limitations and qualifications heretofore and hereafter set forth in this opinion letter, in our opinion, the IEI Guaranty has been duly authorized, executed and delivered by IEI under the laws of the Commonwealth of Pennsylvania (“Commonwealth”).

In addition to the assumptions, limitations and qualifications set forth above, the opinion set forth above is also subject to the following additional assumptions, limitations and qualifications:

A. The rights of the parties to the Transaction Documents may be subject to the requirement that such parties act in good faith and in a commercially reasonable manner.

B. The subsistence of IEI in the Commonwealth is based solely on the Certificate of the Commonwealth of Pennsylvania Department of State dated as of July 2, 2003. On July 24, 2003, we also contacted by telephone the Corporation Bureau of the Commonwealth of Pennsylvania Department of State which then confirmed that IEI is duly incorporated under the laws of the Commonwealth and remains subsisting.

C. The form and terms of the Exchange Notes will be identical to the form and terms of the Exchange Notes set forth in the Indentures, except that the Exchange Notes will be registered under the Act.

D. We express no opinion as to whether IEI is in compliance with any federal, state or local law, rule or regulation.

The opinion expressed herein is limited to the laws of the Commonwealth, and we express no opinion as to the applicability or the effect of the laws of any jurisdiction other than the laws of the Commonwealth. Notwithstanding the foregoing, no opinion is expressed with regard to, or as to the effect on the opinion expressed herein of, any law, rule or regulation of the Commonwealth relating to (a) pollution or protection of the environment, (b) labor, employee rights and benefits, or occupational safety and health, or (c) (1) antitrust matters, (2) tax matters, (3) anti-fraud matters or (4) securities regulation.

The opinion expressed herein is based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect. We assume no obligation to supplement this opinion letter if any applicable law, rule or regulation changes after the date of this opinion letter or if we become aware of any facts that might change the opinion expressed above after the date of this opinion letter.

Xerox Corporation

July 24, 2003

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement (as defined in Exhibit A attached hereto). In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission.

Very truly yours,

/S/ BLANK ROME LLP

BLANK ROME LLP

Exhibit A

(a) The Registration Statement on Form S-4 (File No. 333-86456) as filed with the Commission under the Act on April 17, 2002, and Amendment No. 1 (File No. 333-86456) thereto to be filed with the Commission on or about July 24, 2003, (as so amended, the “Registration Statement”);

(b) an executed copy of each of the Indentures (including each of the First Supplemental Indentures, each of the Second Supplemental Indentures and each of the Third Supplemental Indentures);

(c) an executed copy of the Dollar Registration Rights Agreement;

(d) an executed copy of the Euro Registration Rights Agreement;

(e) the form of Exchange Notes contained in the Indentures:

(f) the Articles of Incorporation of IEI, as certified by the Secretary of IEI (the “IEI Certificate of Incorporation”);

(g) the By-Laws of IEI, as certified by the Secretary of IEI, as being in full force and effect on the date hereof (the “IEI By-Laws”);

(h) resolutions of the Board of Directors of IEI adopted on June 4, 2002, July 26, 2002, November 26, 2002 and June 19, 2003 relating to, among other things, the issuance of the IEI Guaranty, execution of the First Supplemental Indentures, the Second Supplemental Indentures and the Third Supplemental Indentures and the Exchange Offer, as certified by the Secretary of IEI;

(i) an Officer’s Certificate of IEI, dated as of July 24, 2003; and

(j) a Secretary’s Certificate of IEI, dated as of July 24, 2003.